Exhibit 10.2

Stock Incentive Plan

20    Stock Option Award Agreement

Ingredion Incorporated

            , 20

Ingredion Incorporated

Stock Incentive Plan

Stock Option Award Agreement

Ingredion Incorporated (the “Company”) has granted you a Non-Qualified Stock Option (the “Option”) under the Ingredion Incorporated Stock Incentive Plan (the “Plan”). The Option grant date, the shares of Company Common Stock (“Shares”) covered by the Option, and the Option exercise price are set forth in the document you have received entitled “Notice of Grant of Stock Option”. The Notice of Grant of Stock Option and this Stock Option Award Agreement (“Award Agreement”) collectively constitute the Agreement evidencing the Option. This Award Agreement and the Plan together govern your rights under the Award and the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, except as otherwise provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Grant

1.	Vesting Period: The Option does not provide you with any rights or interests therein until it vests in accordance with the following:

The Option becomes exercisable in three equal installments on the first three anniversaries of the date of grant (one-third of the Option will vest on             , 20    , one-third will vest on             , 20    , and the final one-third will vest on             , 20    ). The Option shall remain exercisable until             , 20    . However, the Option may expire prior to such date if your employment with the Company terminates prior to exercising such Option, as stated in Section 3 of this Award Agreement.

2.	Exercise Procedures: The Option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanied by payment therefore in full (or arrangement made for such payment to the Company’s satisfaction) either (A) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously acquired Shares that have an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (D) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (B) and (D), and (ii) by executing such documents as the Company may reasonably request. Any fraction of a Share which would be required to pay such purchase price shall be paid by you in cash. Notwithstanding the foregoing, if you are resident or employed outside of the United States, the Company may require payment of the purchase price in a particular or different method of exercise, as it shall determine in its sole discretion. No certificate representing Common Stock shall be delivered until the full purchase price therefore has been paid (or arrangement made for such payment to the Company’s satisfaction).

3.	Effect of Termination of Employment:

(a) If you terminate employment with or service to the Company or its Subsidiaries or affiliates (1) by reason of (i) death, or (ii) retirement on or after (A) age 65, (B) age 62 with a minimum of 5 years of employment with or service to the Company or its Subsidiaries or affiliates or (C) age 55 with a minimum of 10 years of employment with or service to the Company or its Subsidiaries or affiliates, or (iii) the occurrence of your Disability Date, or (2) for any reason within two years following a Change in Control, the Option shall be exercisable for the remainder of the term stated in Section 1 of this Agreement, but only to the extent that the Option was vested and exercisable at the date of such termination of employment.

(b) If your employment with the Company or its Subsidiaries or affiliates is terminated under any other circumstance, the Option shall remain exercisable to the extent that it was exercisable at the date of your termination of employment, for a period of 90 days following such termination of employment.

(c) Notwithstanding anything to the contrary contained in this Section 3, if your employment with the Company is terminated by the Company or its Subsidiaries or affiliates for Cause, the Option shall terminate automatically on the effective date of such termination of employment.

4.	Requirements of Law: The granting of the Option and the issuance of Shares under the Plan shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.	Income Tax and Social Insurance Contribution Withholding: Prior to the issuance or delivery of any Shares, the Company or the Subsidiary or affiliate that employs you (the “Employer”) (if applicable) shall have the right to require you to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Option. Such obligation shall be satisfied either:

(a) by the Company by withholding whole Shares which would otherwise be delivered to you, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Option (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to you, in the amount necessary to satisfy any such obligation; or

(b) by you by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to you, equal to the amount necessary to satisfy any such obligation, (D) a cash payment in the amount necessary to satisfy any such obligation by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C).

Shares to be delivered or withheld may not have an aggregate Fair Market Value, determined as of the Tax Date, in excess of the amount determined by applying the minimum statutory withholding rate (as determined by the Company in good faith and in its sole discretion). Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and you shall pay the remaining amount in cash.

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

6.	Nontransferability: The Option is not transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures, if any, approved by the Company. Except to the extent permitted by the foregoing sentence, the Option may be exercised or settled during your lifetime only by you or your legal representative or similar person.

7.	Continuation of Employment: This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an affiliate or Subsidiary or prohibited by law.

8.	No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past; (c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the grant of the Option is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (g) in the event that you are an employee of an affiliate or Subsidiary of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the affiliate or Subsidiary that is your employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) if the underlying Shares do not increase in value, the Option will have no value; (j) if you exercise your Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Option Price; (k) no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or Shares purchased through exercise of the Option and you irrevocably release the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; (l) in the event of involuntary termination of your employment, your right to receive Options and vest in Options under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, your right to exercise the Option after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; and (m) if you are resident or employed outside of the United States, neither the Company nor any of its Subsidiaries or affiliates shall be liable for any change in the value of the Option, the amount realized upon exercise of the Option or the amount realized upon a subsequent sale of any shares of Common Stock, resulting from any fluctuation of the United States Dollar/local currency exchange rate.

9.	Employee Data Privacy: You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company (and/or the Employer, if applicable) holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor. These third party recipients may be located in your country or elsewhere, and the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Corporate Human Resources.

10.	Compliance with the Law: If you are resident or employed outside of the United States, as a condition of the grant of the Option, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

11.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board or the Committee may adopt for administration of the Plan.

12.	Not a Public Offering in Non-U.S. Jurisdictions: If you are resident or employed outside of the United States, neither the grant of the Option under the Plan nor the issuance of the underlying Shares upon exercise of the Option is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

13.	Insider Trading/Market Abuse Laws. Your country of residence may have insider trading and/or market abuse laws that may affect your ability to acquire or sell Shares under the Plan during such times you are considered to have “inside information” (as defined in the laws in your country). These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you are advised to speak to your personal advisor on this matter.

14.	Governing Law: All questions concerning the construction, validity and interpretation of this Award Agreement and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Option or the Plan shall be brought only in the state or federal courts of the State of Delaware.

15.	Severability: The invalidity or unenforceability of any provision of the Plan or this Award Agreement will not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement will be severable and enforceable to the extent permitted by law.

16.	Addendum to Award Agreement: Notwithstanding any provisions of this Award Agreement to the contrary, the Option shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of these terms and conditions.

17.	Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

18.	English Language: If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If you have received the Award Agreement, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

19.	Additional Requirements: The Company reserves the right to impose other requirements on the Option, any Shares acquired pursuant to the Option, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

20.	Clawback Policy. This Award Agreement and the Option are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.

Ingredion Incorporated

By:
Diane J. Frisch

Title:	Senior Vice President, Human Resources

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Ingredion Incorporated

Addendum to the Stock Option Award Agreement

In addition to the terms of the Plan and the Award Agreement, the Option is subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Award Agreement. Pursuant to Section 16 of the Award Agreement, if you transfer your residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer).

AUSTRALIA

1. Shareholder Approval Requirement. To the extent you are an individual whose termination benefits are subject to Sections 200 to 200J of the Corporations Act 2001, the Option is contingent upon the Company’s satisfaction of the shareholder approval requirements thereunder. To the extent the Company does not or is unable to satisfy such requirements, your Option will be null and void, and you will not have any claims against the Company to receive any payment or other benefits in lieu of the Option.

2. Right to Exercise. Notwithstanding anything in Section 2 of the Award Agreement or the Plan to the contrary, if the Option vests when the Fair Market Value per Share is equal to or less than the purchase price, you may not exercise the vested Option. The vested Option may be exercised only starting on the business day following the first day on which the Fair Market Value per Share exceeds the purchase price of the Option. For the avoidance of doubt, this provision also applies to any Options held by a Participant who transfers to Australia after the Options are granted, as determined by the Committee in its sole discretion.

CANADA

1. Use of Previously Owned Shares. Notwithstanding any provision the Award Agreement or the Plan to the contrary, if you are resident in Canada, you may not use previously-owned Shares of to pay the purchase price or any Tax-Related Items in connection with the Option.

2. Use of English Language. You acknowledge and agree that it is your express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

CHILE

Private Placement. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Option hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of the local securities authorities.

FRANCE

Use of English Language. You acknowledge and agree that it is your express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

MEXICO

1. Commercial Relationship. You expressly recognize that your participation in the Plan and the Company’s grant of the Option does not constitute an employment relationship between you and the Company. You have been granted the Option as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs you, and the Company’s local affiliate in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan does not establish any rights between you and the Company’s affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s affiliate in Mexico that employs you.

2. Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award Agreement and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Option is an extraordinary item of compensation outside the scope of your employment contract, if any. The Option is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

PAKISTAN

Mandatory Cashless Sell-All Exercise. Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Option shall be limited to mandatory cashless, sell-all exercise.

SINGAPORE

Securities Law Information. The grant of Option under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that, as a result, the Award is subject to section 257 of the SFA and you will not be able to make: (a) any subsequent sale of the Shares underlying the Award in Singapore; or (b) any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

1. Withholding Taxes. The following provision supplements Section 5 of the Award Agreement:

By accepting the Option, you agree to notify the Employer of the amount of any gain realized upon exercise of the Option. If you fail to advise the Employer of the gain realized upon exercise of the Option, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

2. Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

SOUTH KOREA

Employee Data Privacy. By accepting this Award Agreement:

1.	I agree to the collection, use, processing and transfer of Data as described in Section 9 of the Award Agreement; and

2.	I agree to the processing of my unique identifying information (resident registration number) as described in Section 9 of the Award Agreement.

SPAIN

1. Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. In accepting the Option, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan. You understand that the Company has unilaterally, gratuitously and in its sole discretion granted the Options under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, you understand that the Options are granted on the assumption and condition that the Options and the Shares acquired upon exercise of the Options shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above. Thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Option shall be null and void.

You understand and agree that, as a condition of the grant of the Option, any unvested portion of the Option as of the date you cease active employment and any vested portion of the Option not exercised within the post-termination exercise period set out in the Award Agreement will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. You acknowledge that you have read and specifically accept the conditions referred to in the Award Agreement regarding the impact of a termination of employment on your Option.

2. Termination for Cause. Notwithstanding anything to the contrary in the Plan or your Award Agreement, “Cause” shall be defined in the Plan, irrespective of whether the termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

UNITED KINGDOM

1. Use of Previously Owned Shares. Notwithstanding any provision the Award Agreement or the Plan to the contrary, if you are resident in the United Kingdom, you may not use previously-owned Shares to pay the purchase price or any requisite tax withholding in connection with the Option.

2. Income Tax and Social Insurance Contribution Withholding. The following provision supplements Section 5 of the Award Agreement:

If payment or withholding of the income tax due in connection with the Option is not made within ninety (90) days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax paid by the Employer shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 5 of the Award Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company or the Employer to cover the income tax liability. In the event that you are a director or executive officer of the Company and the income tax is not collected from or paid by you by the Due Date, the payment of any uncollected income tax and employee national insurance contributions (“NICs”) by the Employer may constitute a benefit to you (the “Tax Benefit”) on which additional income tax and NICs will be payable. If you are a director or executive officer of the Company, you will be responsible for paying and reporting any income tax due on the Tax Benefit directly to HMRC under the self-assessment regime, and the Employer will hold you liable for the Tax Benefit and the cost of any employee NICs due on the Tax Benefit that the Company or the Employer was obligated to pay and paid. The Company or the Employer (as applicable) may recover the Tax Benefit and the cost of any such employee NICs from you at any time by any of the means referred to in Section 5 of the Award Agreement.

3. Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to exercise the Option, whether or not as a result of your termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Option. Upon the grant of the Option, the you shall be deemed irrevocably to have waived any such entitlement.

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